                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement   [ ] Confidential, For Use of the Commission
                                      Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Zindart Limited
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            ----------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

            ----------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ----------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

            ----------------------------------------------------------------

        (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

            ----------------------------------------------------------------

        (2) Form, schedule or registration statement no.:

            ----------------------------------------------------------------

        (3) Filing party:

            ----------------------------------------------------------------

        (4) Date filed:

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

                                ZINDART LIMITED

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 6, 2000

To the Shareholders of Zindart Limited:

     You are cordially invited to the Annual General Meeting of Shareholders of Zindart Limited, a Hong Kong corporation (the "Company"), to be held on September 6, 2000 at 2:00 p.m. local time at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, United States of America for the following purposes:

     1. To adopt the audited financial statements and the reports of the directors and auditors of the Company for the fiscal year ended March 31, 2000.

     2. To re-elect ten directors to serve for the ensuing year and until their successors are elected.

     3. To authorize the Board of Directors to issue all or part of the authorized but unissued shares of the Company, in such manner and to such persons as they shall in their absolute discretion deem fit, such authorization to lapse at the Company's next annual general meeting.

     4. To re-appoint Arthur Andersen & Co. as independent auditors of the Company for the fiscal year ending March 31, 2001.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on August 3, 2000 as the record date for the determination of Shareholders entitled to notice of this Annual General Meeting.

                                          By Order of the Board of Directors,

                                          Feather S.Y. Fok
                                          Chief Financial Officer
Tai Po, New Territories, Hong Kong
August   , 2000

     All shareholders are cordially invited to attend the meeting in person. Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on his or her behalf; a proxy holder need not be a shareholder of the company. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid return envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                ZINDART LIMITED
              FLAT C & D, 25/F BLOCK 1, TAI PING INDUSTRIAL CENTRE
                                57 TING KOK ROAD
                            TAI PO, NEW TERRITORIES
                            HONG KONG S.A.R., CHINA
                            ------------------------

           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 6, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Zindart Limited, a company incorporated with limited liability under the laws of Hong Kong (the "Company"), for use at the Annual General Meeting of Shareholders to be held on September 6, 2000, at 2:00 p.m. local time (the "Annual General Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting. The Annual General Meeting will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, United States of America. The Company intends to mail this proxy statement and accompanying proxy card on or about August 7, 2000 to all holders of Ordinary Shares ("Shares") of the Company ("Shareholders") entitled to vote at the Annual General Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Shares or American Depositary Shares ("ADSs") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Shares and ADSs for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail, facsimile transmission or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

NOTICE, VOTING RIGHTS AND OUTSTANDING SHARES AND ADSS

     Only holders of record of Shares (including those represented by ADSs) at the close of business on August 3, 2000 will be entitled to notice of the Annual General Meeting. At the close of business on August 3, 2000, the Company had outstanding and entitled to vote 8,167,458 Shares, of which 5,556,347 were represented by ADSs.

     Each holder of record of Shares on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual General Meeting. The Bank of New York, as depositary of the ADSs (the "Depositary"), has advised the Company that it intends to mail to all owners of the ADSs this Proxy Statement and the accompanying Notice of Annual General Meeting. Upon the written request of an owner of record of ADSs, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares represented by the ADSs evidenced by the American Depositary Receipts (the "ADRs") related thereto in accordance with the instructions set forth in such request. The Depositary has advised the Company that it will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with such instructions. As the holder of record for all of the Shares represented by the ADSs, only the Depositary may vote such Shares at the Annual General Meeting.

     When proxies are properly dated, executed and returned, the Shares they represent will be voted at the Annual General Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR proposals 1, 2, 3 and 4 and in the proxy holder's discretion as to other matters that may properly come before the Annual General Meeting. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual General Meeting, by giving written notice to the Secretary prior to the Annual General Meeting or by giving a later-dated proxy.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, broker non-votes and depositary non-votes. Abstentions will be counted towards a quorum but will not be counted for any purpose in determining whether a matter is approved. Broker non-votes and depositary non-votes will not be counted towards a quorum or for any purpose in determining whether a matter is approved.

SHAREHOLDER PROPOSALS

     Proposals which shareholders of the Company wish to be considered for inclusion in the Company's proxy statement and proxy card for the 2001 Annual General Meeting must be received by the Secretary of the Company by April 6, 2001 and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The submission of a proposal does not assure that it will be included in the proxy statement or proxy card.

     The Hong Kong Companies Ordinance provides that shareholders who hold at least 5% of the total number of outstanding Shares, or a group of at least 100 Shareholders who hold Shares on which there has been paid an average of at least HK$2,000 per Shareholder, may submit a proposal to be presented at the Company's 2001 Annual General Meeting of Shareholders. Such proposals must be deposited at the Company's registered office at least six weeks prior to the Company's 2001 Annual General Meeting of Shareholders, which the Company anticipates will take place in September 2001. If a proposal has been submitted and the Company's 2001 Annual General Meeting of Shareholders is thereafter called for a date six weeks or less after the date of submission, then such proposal will be deemed to have been timely submitted.

                                   PROPOSAL 1

                    ADOPTION OF AUDITED FINANCIAL STATEMENTS

     The Board recommends that the audited financial statements for the fiscal year ended March 31, 2000, which are included in the Annual Report sent to the Shareholders of the Company concurrently with this proxy statement, be adopted. The financial statements for the fiscal year ended March 31, 2000 were audited by Arthur Andersen & Co. and were reviewed and approved by the Board prior to the Annual General Meeting.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting at the meeting will be required to approve this Proposal 1.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

                                   PROPOSAL 2

                             ELECTION OF DIRECTORS

     There are ten nominees for the eleven Board positions presently authorized in the Company's Articles of Association. Each director to be elected will hold office until the next annual meeting of Shareholders and until such director's successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, and each director other than George Chen and Peter A.J. Gardiner was elected by the Shareholders at the 1999 Annual General Meeting.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors will be elected by a majority of the votes present in person or represented by proxy and entitled to vote.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF ALL OF THE LISTED NOMINEES.

NOMINEES

     The names of the nominees, their ages as of March 31, 2000, and the principal positions with the Company held by them, are as follows:

            NAME               AGE      PRINCIPAL POSITION HELD WITH THE COMPANY
            ----               ---      ----------------------------------------
Robert A. Theleen(1)(2)......  54    Chairman of the Board
Alexander M. K. Ngan.........  49    President, Chief Executive Officer and Director
Feather S. Y. Fok............  38    Chief Financial Officer and Director
George Chen..................  49    Director
Peter A.J. Gardiner(2).......  64    Director
James E. Gilleran(2).........  66    Director
Christopher Guest............  53    Director
Leo Paul Koulos(1)...........  66    Director
Gordon L. M. Seow............  67    Director
Victor Yang(1)(2)............  54    Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Robert A. Theleen serves as Chairman of the Board of the Company and is the founder and Chairman of ChinaVest, a group of venture capital investment funds ("ChinaVest"). Mr. Theleen joined the Board in January 1997. Mr. Theleen is a director of several other ChinaVest portfolio companies. Mr. Theleen is a founding member of the executive committee of the Hong Kong-Taipei Business Cooperation Committee of the Hong Kong General Chamber of Commerce. Mr. Theleen received a B.A. from Duquesne University and an M.B.A. from the American School of International Management.

     Alexander M.K. Ngan has served as President and Chief Executive Officer since May 8, 1998 and as a Director since October 1995. Mr. Ngan is a partner of ChinaVest, which he joined in 1993 and is a director of several privately held ChinaVest portfolio companies. Prior to joining ChinaVest, Mr. Ngan worked for over 20 years in banking and financial consulting in Canada and Hong Kong. Mr. Ngan received a Bachelor's degree in Mathematics from the University of Waterloo, Ontario.

     Feather S.Y. Fok has served as a Director since August 1993 and has served as Chief Financial Officer since 1993. Ms. Fok joined the Company in January 1989. Before joining the Company, Ms. Fok worked in the Audit and Business Services Advisory division of Arthur Andersen & Co. in Hong Kong. Ms. Fok is a Certified Public Accountant in Hong Kong and an associate member of the Hong Kong Society of Accountants. Ms. Fok is also a member of the Chartered Association of Certified Accountants, United Kingdom. Ms. Fok received a bachelor's degree in Business Administration from the Chinese University of Hong Kong.

     Christopher Guest joined the Board as a director in July 1999. Mr. Guest is the Chief Executive Officer of Corgi Classics Ltd. ("Corgi"), a subsidiary of the Company. Mr. Guest joined Corgi in 1984 as Sales and Marketing director. He was appointed managing director of Corgi in 1988, and was responsible for the integration of Corgi with Mattel in connection with Mattel's acquisition of Corgi. He left Corgi in January 1995 after completion of the integration. Later in 1995, he led Corgi's management in a leveraged buyout of the company from Mattel. His previous marketing experience includes seven years with Unilever PLC and eight years with Mars Inc. Mr. Guest received a Bachelor of Arts degree in English and Economics from the University of York.

     James E. Gilleran joined the Board in March 1997. Mr. Gilleran has served as Chairman of the Board and Chief Executive Officer of Bank of San Francisco and its holding company since 1994. Prior thereto, Mr. Gilleran served as Superintendent of Banks of the California State Banking Department. In addition, Mr. Gilleran serves as a director of The Fritz Companies Inc. Mr. Gilleran received a B.B.A. from Pace University, and a J.D. from Northwestern California University.

     Leo Paul Koulos joined the Board in March 1997. Mr. Koulos is Chairman of the Board of National Coupon Redemption Service, Inc., a national clearinghouse for manufacturers' cents-off coupons. Mr. Koulos is also Chairman of the Board of Coupon Processing Associates, Inc. and Chairman of the Advisory Board of International Data, LLC. Mr. Koulos received a B.A. degree from the University of San Francisco.

     Gordon L.M. Seow joined the Board in March 1998. He is a barrister-at-law from Lincoln's Inn, United Kingdom. Mr. Seow was a director of Shell Eastern Petroleum (Pte) Ltd., Singapore and retired from the company in 1987 after 30 years of service. He then joined the Ministry of Foreign Affairs in 1988 and served as Singapore's Commissioner to Hong Kong from 1988 until his retirement in 1994. Mr. Seow is currently a director of several companies in Singapore, including Hotel Properties Ltd, Kim Eng Holdings Ltd and Pacific Century Regional Developments Ltd. He is a member of the advisory board of ChinaVest IV-B, a ChinaVest fund.

     Victor Yang joined the Board in March 1998. He is a founding partner of and has practiced for over 20 years with the Canadian law firm Boughton Peterson Yang Anderson, Solicitors and resides currently in the firm's Hong Kong office. Mr. Yang has served on the boards of directors of various publicly listed companies in Canada, Singapore and Hong Kong. He is also a member of the law societies of British Columbia, Hong Kong and the United Kingdom.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended March 31, 2000, the Board held four meetings. With the exception of Mr. Stanley Wang, who resigned as a director of the Company as of November 8, 1999, all of the directors were present either in person or by telephone at no fewer than three of these four meetings.

     The Company's Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of Messrs. Gardiner, Gilleran, Theleen and Yang. It met three times during fiscal year 2000.

     The Company's Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans, otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of Messrs. Theleen, Koulos and Yang. The Compensation Committee met twice during fiscal year 2000.

                                   PROPOSAL 3

   AUTHORIZATION OF BOARD TO ISSUE ALL OR PART OF THE AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY IN SUCH MANNER AND TO SUCH PERSONS AS THEY SHALL IN THEIR ABSOLUTE DISCRETION DEEM FIT, SUCH AUTHORIZATION TO LAPSE AT THE COMPANY'S NEXT
                            ANNUAL GENERAL MEETING.

     Unlike the laws of most states of the United States, the Companies Ordinance of Hong Kong (the "Companies Ordinance") generally prohibits a corporation from issuing additional shares of its capital stock without the approval of its shareholders (unless the issue is pro rata to its existing shareholders). However, the

Companies Ordinance also provides that a corporation's board of directors may issue authorized but unissued shares of that corporation at such time and in such a manner as the board of directors of the corporation may, in its discretion, deem fit, if the shareholders give general authorization to the board of directors to do so. If such authorization is provided, the corporation can avoid calling an extraordinary general meeting each time it wishes to issue shares. Such general authorization automatically lapses at the corporation's next annual general meeting.

     Accordingly, you are requested in this Proposal 3 to authorize the Board to issue all or part of the authorized and unissued Shares, subject to Section 57B of the Companies Ordinance, in such manner and to such persons as the Board may in its absolute discretion deem fit.

     The Board recommends that the unissued shares of the Company be available to the Board for issuance in their discretion in order to provide additional flexibility to use its capital stock for business, investment and financial purposes in the future. If this Proposal 3 is approved, the additional Shares may be issued, without further shareholder approval, for any purpose recommended by the board including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting at the meeting will be required to approve this Proposal 3.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4

                     RE-APPOINTMENT OF INDEPENDENT AUDITORS

     The Board recommends that Arthur Andersen & Co. be re-appointed as the Company's independent auditors for the fiscal year ending March 31, 2001. Arthur Andersen & Co. has audited the Company's financial statements since 1983. Representatives of Arthur Andersen & Co. are expected to be present at the Annual General Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting at the Annual General Meeting will be required to approve the selection of Arthur Andersen & Co.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth beneficial ownership of the Company's outstanding Shares as of April 15, 2000 by (1) each person known by the Company to own beneficially more than 5% of the outstanding Shares, (2) each member of the Board, (3) the Company's Chief Executive Officer and its other four most highly compensated executive officers at March 31, 2000 (the "Named Executive Officers") and (4) the executive officers, directors and nominees for director of the Company as a group.

     Information with respect to beneficial ownership is based upon information furnished by each director, officer or holder or contained in filings made with the Securities and Exchange Commission. Except as set forth below, the business address of each named individual is that of the Company.

                                                                  SHARES       PERCENTAGE OF
                                                               BENEFICIALLY        SHARES
                  NAME OF BENEFICIAL OWNER                        OWNED        OUTSTANDING(1)
                  ------------------------                    --------------   --------------
ZIC Holdings Limited(2).....................................    2,611,111           29.6
ChinaVest Funds(3)..........................................    2,050,232           23.2
Heartland Advisors, Inc.(4).................................    1,977,900           22.4
Alexander M.K. Ngan(5)(6)...................................      308,337            3.4
Feather S.Y. Fok(6).........................................        6,250              *
Tony D.H. Lai(6)............................................        5,000              *
Trevor Dyer.................................................           --             --
George Chen.................................................           --             --
Peter A.J. Gardiner.........................................           --             --
James E. Gilleran...........................................       27,500              *
Christopher Guest...........................................           --             --
Leo Paul Koulos(6)..........................................       27,500              *
Gordon L.M. Seow(6).........................................       27,500              *
Robert A. Theleen(5)........................................        4,000              *
Victor Yang(6)..............................................       18,750              *
All executive officers, directors and nominees for director
  as a group (12 persons)(8)................................      424,837            4.5

---------------
 *  Less than 1%

(1) Based on 8,834,125 Shares outstanding on April 15, 2000, assuming the issuance of 666,667 Shares reserved for future issuance pursuant to the Hua Yang Acquisition. See "Certain Relationships and Related Transactions -- The Hua Yang Acquisition."

(2) The address of ZIC Holdings Limited ("ZICHL") is P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Island.

(3) Based on the Schedule 13D filed on October 2, 1998, the ChinaVest Funds consist of ChinaVest Partners IV, a Delaware limited partnership ("Partners"), ChinaVest Management, Inc., a Bermuda limited partnership ("Management"), ChinaVest IV, L.P., a Delaware limited partnership ("IV"), ChinaVest IV-A, L.P., a Delaware limited partnership ("IV-A"), and ChinaVest IV-B, a Bermuda limited partnership ("IV-B"). Partners is the general partner of IV and IV-A, and Management is the general partner of IV-B. Messrs. Theleen and Ngan are general partners of Partners. The address of the ChinaVest Funds is c/o ChinaVest Ltd., 160 Sansome Street, 18th Floor, San Francisco, CA 94104.

(4) Based on the Schedule 13G/A filed February 3, 2000 by Heartland Advisors. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

(5) Excludes 2,050,232 Shares held by the ChinaVest Funds. Mr. Ngan and Mr. Theleen are general partners of ChinaVest Partners IV. Mr. Ngan and Mr. Theleen disclaim beneficial ownership over such Shares except to the extent they have pecuniary interest in such Shares. See note 3.

(6) Includes 16,666, 1,250, 2,500, 2,500, 2,500 and 1,250 ADSs issuable upon exercise of options within 60 days after the date of this table with respect to Mr. Ngan, Ms. Fok, Mr. Lai, Mr. Gilleran, Mr. Koulos and Mr. Yang, respectively.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     In the fiscal year ended March 31, 2000, each director of the Company who is not an executive officer and is not affiliated with ChinaVest received options to purchase up to 10,000 Shares or ADSs. Such options were fully vested upon grant. These directors do not receive any other compensation for serving on the Board or any committee thereof, but are reimbursed for their expenses for each Board or committee meeting they attend.

COMPENSATION OF EXECUTIVES

     The following table shows for the fiscal years ended March 31, 2000, 1999 and 1998 compensation awarded or paid to, or earned by, the Named Executive Officers.

                                                   ANNUAL COMPENSATION
                                         ----------------------------------------
                                                                       OTHER
   NAME AND PRINCIPAL                                                 ANNUAL
        POSITION           FISCAL YEAR   SALARY($)    BONUS($)    COMPENSATION($)
   ------------------      -----------   ---------    --------    ---------------
Alexander M.K. Ngan......     2000        455,000     146,532             --
  Chief Executive             1999        408,493      82,016             --
  Officer                     1998             --(1)       --(1)          --
Feather S.Y. Fok.........     2000        205,316      65,626             --
  Chief Financial             1999        205,316      48,206             --
  Officer                     1998        171,539      99,288             --
Tony D.H. Lai............     2000        155,497      44,306             --
  Senior Vice President       1999        162,581      20,323             --
  of Production               1998        135,834      50,938             --
Christopher Guest........     2000        124,722(2)   34,345(2)      21,812(2)(3)
  Chief Executive             1999             --(1)       --(1)          --
  Officer, Corgi              1998             --(1)       --(1)          --
  Classics Ltd.
Trevor Dyer,.............     2000         93,211(2)   21,718(2)      59,231(2)(3)
  Operations Director         1999             --(1)       --(1)          --
  (Hong Kong), Corgi          1998             --(1)       --(1)          --
  Classics Ltd.

                                                       LONG-TERM COMPENSATION
                                        -----------------------------------------------------
                                                   AWARDS
                                        ----------------------------          PAYOUTS
                                        RESTRICTED     SECURITIES      ----------------------
   NAME AND PRINCIPAL                     STOCK        UNDERLYING       LTIP      ALL OTHER
        POSITION           FISCAL YEAR  AWARDS($)    OPTIONS/SARS(#)   PAYOUTS   COMPENSATION
   ------------------      -----------  ----------   ---------------   -------   ------------
Alexander M.K. Ngan......     2000          --                --         --           --
  Chief Executive             1999          --           400,000         --           --
  Officer                     1998          --                --         --           --
Feather S.Y. Fok.........     2000          --            10,000         --           --
  Chief Financial             1999          --            10,000         --           --
  Officer                     1998          --             5,000         --           --
Tony D.H. Lai............     2000          --            10,000         --           --
  Senior Vice President       1999          --            10,000         --           --
  of Production               1998          --            10,000         --           --
Christopher Guest........     2000          --                --         --           --
  Chief Executive             1999          --                --         --           --
  Officer, Corgi              1998          --                --         --           --
  Classics Ltd.
Trevor Dyer,.............     2000          --                --         --           --
  Operations Director         1999          --                --         --           --
  (Hong Kong), Corgi          1998          --                --         --           --
  Classics Ltd.

---------------
(1) The Named Executive Officer was not employed by the Company during the applicable period.

(2) Based on an exchange rate of $1.5922 = 1 British pound sterling as of March 31, 2000. Includes only compensation for the eight months commencing August 1999, the month of the Corgi acquisition.

(3) Comprised of automobile allowance, pension contribution, health insurance premiums and, in respect of Mr. Dyer, residential rent allowance.

COMPENSATION PURSUANT TO PLANS

     The following tables show for the fiscal year ended March 31, 2000, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.

               OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2000

                           NUMBER OF                                                   POTENTIAL REALIZABLE
                           SHARES OF       PERCENT OF                                    VALUE AT ASSUMED
                             COMMON          TOTAL                                     ANNUAL RATES OF STOCK
                             STOCK          OPTIONS        EXERCISE                   PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED TO      PRICE PER                     OPTION TERM($)(4)
                            OPTIONS       EMPLOYEES IN       SHARE      EXPIRATION    -----------------------
          NAME             GRANTED(1)    FISCAL YEAR(2)    ($/SH)(3)       DATE          5%           10%
          ----             ----------    --------------    ---------    ----------    ---------    ----------
Alexander M.K. Ngan......         0             0               --            --           --            --
Feather S.Y. Fok.........    10,000           8.6%           $6.88       1/20/10       41,973       109,570
Tony D.H. Lai............    10,000           8.6%           $6.88       1/20/10       41,973       109,570
Christopher Guest........         0             0               --            --           --            --
Trevor Dyer..............         0             0               --            --           --            --

---------------
(1) Such options are exercisable in installments of 25% per year beginning on the date of grant.

(2) Based on options to purchase 116,500 ADSs granted to employees in fiscal year 2000.

(3) Represents the fair market value of the ADSs on January 21, 2000, the date of such grant.

(4) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of ADSs appreciates from the date of grant over a period of 10 years at the annualized rates of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

  AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES FOR FISCAL YEAR ENDED
                                 MARCH 31, 2000

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                SHARES                            YEAR-END(#)               FISCAL YEAR-END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Alexander M.K. Ngan.........         0            --            --             --           --             --
Feather S.Y. Fok............         0            --            --             --           --             --
Tony D.H. Lai...............     5,000        11,250         2,500         22,500           --             --
Christopher Guest...........         0            --            --             --           --             --
Trevor Dyer.................         0            --            --             --           --             --

SERVICE AGREEMENTS

     The Company has entered into service agreements with each of Mr. Ngan, Mr. Lai and Ms. Fok. Generally, these service agreements are dated October 1, 1998 and shall continue thereafter unless and until terminated by either the employer or the employee giving to the other not less than three months' written notice. These service agreements provide for an annual bonus to be determined by the Board.

     Corgi entered into service agreements with Mr. Guest on July 28, 1999 and Mr. Dyer on August 4, 1995. These service contracts have no fixed term. Mr. Guest's service agreement is terminable by three months notice from the employee and one year from Corgi. Mr. Dyer's service agreement is terminable by one month's notice from the employee and six months from Corgi.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company applies a consistent philosophy to compensation for all employees, including senior management. It is based on the premise that achievements of the Company result from the coordinated efforts of all individuals working toward common objectives focused on meeting customer and shareholder expectations.

     The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process.

     The Company's compensation program for executive officers is based on the principles described above and it is administered by the Compensation Committee.

     The Company's executive compensation is intended to be consistent with leading companies in the Company's industry while being contingent upon the Company's achievement of near- and long-term objectives and goals. For the fiscal year ended March 31, 2000, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were growth in revenues, net profits and customer satisfaction. The Company's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

     Base salary is targeted toward the middle to the top of the range established by comparable manufacturing companies in the People's Republic of China and Hong Kong. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range.

MERIT INCREASE

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the Summary Compensation Table were also affected, in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Compensation Committee by the Chief Executive Officer.

BONUSES

     Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that may be represented by a bonus. As is customary in Hong Kong and the People's Republic of China, the range of possible bonus amounts are determined upon commencement of employment. See "Executive Compensation -- Service Agreements." The actual bonus amount must be approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer. In determining the bonus element of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above.

STOCK OPTIONS

     The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests with respect to enhancing shareholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, stock option grants vest 25% per year over four years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

CHIEF EXECUTIVE OFFICER

     The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for the Chief Executive Officer.

                                          COMPENSATION COMMITTEE
                                          Robert A. Theleen, Chairman
                                          Leo Paul Koulos
                                          Victor Yang

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Theleen, Koulos and Yang, and Stanley Wang, a former director of the Company, served on the Compensation Committee in fiscal year 2000. No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Messrs. Theleen, Koulos, Yang or Wang serve as executive officers or directors.

PERFORMANCE MEASUREMENT COMPARISON

     Set forth below is a line graph comparing (a) the cumulative total shareholder return of an investment of $100 in cash on March 4, 1997, the date of the Company's initial public offering of ADSs, in the Company's ADSs, based on its initial public offering price, with (b) the Standard & Poors Small Cap 600 Index and (c) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. This graph assumes that the value of the investment in the Company's Shares was $100 on March 4, 1997 and was $100 on February 28, 1997 for each of the comparison groups.

PERFORMANCE GRAPH

                                                     ZINDART LIMITED            S&P SMALLCAP 600              RUSSELL 2000
                                                     ---------------            ----------------              ------------
3/4/97                                                   100.00                      100.00                      100.00
3/97                                                      93.00                       95.00                       95.00
3/98                                                     143.00                      140.00                      135.00
3/99                                                      56.00                      118.00                      113.00
3/00                                                      44.00                      144.00                      147.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  THE HUA YANG ACQUISITION

     In February 1998, the Company entered into an Exchange Agreement with Hua Yang Holdings Co., Ltd. ("Parent"), Hua Yang Printing Holdings Co., Limited ("Subsidiary"), HYP Holdings Limited ("HYP"), Karl Chan (BVI) Holdings Limited ("Chan Holdings"), Karl K.W. Chan ("Chan" and, together with HYP and Chan Holdings, the "Hua Yang Shareholders"), certain investment funds operated by China Vest and Advent that are shareholders of HYP (the "Principal HYP Shareholders") and China Vest Management Limited, as the Agent on behalf of the Hua Yang Shareholders and the Principal HYP Shareholders. Pursuant to the Exchange Agreement, the Hua Yang Shareholders exchanged all of Parent's outstanding ordinary shares and preferred shares for $35.0 million in cash and up to 1,000,000 Shares (collectively, the "Acquisition Consideration"), thereby resulting in the Company's acquisition of Parent and Subsidiary (the "Hua Yang Acquisition").

     Of the 1,000,000 Shares, 666,667 were reserved for issuance at the closing of the Hua Yang Acquisition and placed in escrow for a period of six months to secure certain indemnification obligations under the Exchange Agreement.

     The Company financed $30.0 million of the cash portion of Acquisition Consideration and related fees and expenses from a credit facility syndicated by Credit Suisse First Boston, Singapore Branch (the "Credit Facility"). The remaining cash was provided from Zindart's working capital. The Company fully repaid its obligations under the Credit Facility in February 1999.

OTHER TRANSACTIONS

     The Company has entered into an agreement to pay ChinaVest an annual fee of $500,000 for management services. Such agreement is terminable upon notice by either party.

     The Company intends that all future transactions with affiliates will be approved by a committee of disinterested directors.

OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meetings, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ FEATHER S. Y. FOK
                                          --------------------------------------
                                          Feather S.Y. Fok
                                          Chief Financial Officer

August   , 2000

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2000 is available without charge upon written request to: Secretary, Zindart Limited, Flat C & D, 25/F Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong S.A.R., China.

                                 ZINDART LIMITED

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON SEPTEMBER 6, 2000

        The undersigned, being a shareholder of Zindart Limited (the "Company"), hereby appoints Robert A. Theleen or ________________________________(*) as
attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Mandarin Oriental Hotel located at 222 Sansome Street, San Francisco, California, United States of America on Wednesday, September 6, 2000 at 2:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(*) If a proxy other than Robert A. Theleen is preferred, strike out this name and insert the name of the desired proxy in the space provided.

        Unless a contrary direction is indicated, this proxy will be voted for all nominees listed in Proposal 2 and for Proposals 1, 3 and 4, as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 1: To adopt the audited financial statements and the reports of the directors and auditors of the Company for the fiscal year ended March 31, 2000.

             ______FOR              ______AGAINST     ______ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Proposal 2: To elect the following nominees for director until the next Annual
            General Meeting of Shareholders and until their successors are elected.

Mr. Robert A. Theleen         FOR _____         AGAINST _____     ABSTAIN _____
Mr. Alexander M.K. Ngan       FOR _____         AGAINST _____     ABSTAIN _____
Ms. Feather S.Y. Fok          FOR _____         AGAINST _____     ABSTAIN _____
Mr. George Chen               FOR _____         AGAINST _____     ABSTAIN _____
Mr. Peter A.J. Gardiner       FOR _____         AGAINST _____     ABSTAIN _____
Mr. James E. Gilleran         FOR _____         AGAINST _____     ABSTAIN _____
Mr. Christopher Guest         FOR _____         AGAINST _____     ABSTAIN _____
Mr. Leo Paul Koulos           FOR _____         AGAINST _____     ABSTAIN _____
Mr. Gordon L. M. Seow         FOR _____         AGAINST _____     ABSTAIN _____
Mr. Victor Yang               FOR _____         AGAINST _____     ABSTAIN _____

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 3 AND 4.

Proposal 3: To authorize the Board to issue all or part of the authorized but unissued Shares of the Company, in such manner and to such persons as the Board shall deem fit in its absolute discretion, such authorization to lapse at the Company's next annual general meeting.

             ______FOR              ______AGAINST     ______ABSTAIN

Proposal 4: To re-appoint Arthur Andersen & Co. as independent auditors of the
            Company for the fiscal year ending March 31, 2001.

             ______FOR              ______AGAINST     ______ABSTAIN




Dated: __________, 2000              ___________________________________________
                                     ___________________________________________
                                     SIGNATURE(S)
                                     Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

        PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE.